Exhibit 99.1

Ballantyne Strong, Inc.

Third Quarter 2019 Earnings Conference Call

November 12, 2019

C O R P O R A T E P A R T I C I P A N T S

Mark Roberson, Chief Financial Officer

Kyle Cerminara, Chief Executive Officer & Chairman of the Board of Directors

P R E S E N T A T I O N

Operator:

Greetings. Welcome to Ballantyne Strong Incorporated Third Quarter 2019 Earnings Call. At this time, all participants are in a listen-only mode. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. Please note this conference is being recorded.

I will now turn the conference over to Kyle Cerminara, Chief Executive Officer and Chairman of the Board of Directors, and Mark Roberson, Chief Financial Officer of Ballantyne Strong. Thank you. You may begin.

Mark Roberson:

Welcome to Ballantyne Strong’s Earning Conference Call for the third quarter ended September 30, 2019.

Before we begin, I’d like to remind everyone that some statements made on this call will be forward-looking in nature. These statements are based on Management’s current views and expectations as of today and the Company is under no obligation and expressly disclaims any obligation to update forward-looking statements, except as required by law. These statements are also subject to risks and uncertainties that may cause actual results to differ materially from those described in today’s call. Risks and uncertainties are also described in the Company’s SEC filings.

Today’s presentation and discussion also contains references to non-GAAP financial measures. The definition of non-GAAP terms and reconciliations to GAAP measures are available in the earnings release posted in the Investor Relations section of our website. Our non-GAAP measures may not be comparable to those used by other companies and we encourage you to review and understand all of our financial reporting before making any investment decisions.

At this time, I would like to turn the call over to Kyle.

Kyle Cerminara:

Thanks, Mark. Good morning and thank you for joining us on our call today. Today I am going to spend a few minutes talking about our business and strategy and then hit on the key financial highlights before I turn it over to Mark to go into the financials in more detail. We started doing quarterly conference calls shortly after Mark joined us a year ago and we plan on doing calls going forward on a regular, quarterly basis.

Investor Relations will continue to improve as we build on our key strategic initiatives and have more to share with the investment community. We expect to expand our Investor Relations to include additional opportunities for our current and prospective shareholders to learn more about the Company.

There are a few key business, strategic and financial items we would like to highlight today. All three of our businesses have seen improvements in their financial results. We have focused on transitioning to higher margin, recurring revenue where we see opportunities to grow. At the same time, we have made decisions to exit businesses where the long-term economics on the products and services we offered did not justify the expenses associated with the business. These were decisions that were made to improve the long-term financial performance of the Company and to improve the overall value for shareholders. We are excited about where we stand today with our current product suite. Our goal is to position the Company as a more focused and profitable company.

Strong Cinema results have improved from earlier this year and we are making investments in the business so that we can serve our current and new customers better and provide for additional revenue opportunities for the Company. Our Eclipse Screens acquisition is beginning to benefit from investments we started making a year ago and we are expanding our facility and team to accommodate growth that we see coming in theme parks, flying theaters and other solid curved screens. We are also making investments in a new global sales force to build out the Strong sales force and we will have new screen facilities opening in other parts of the world with our China facility expected to be operational in January 2020.

Our Managed Services business has made significant investments in technology and training and we look to leverage our unique field service and network operation center teams in new and interesting ways.

Convergent has made significant progress over the last few years and is becoming a valuable business for the Company. Our Digital Signage as a Service product offering has become the most unique product offering in the digital signage industry and has led to an improvement in our margins and profitability. We are very pleased with the improvement in profitability and we continue to focus on growing our recurring revenue at Convergent as we believe it creates a better relationship with our customers and improves the long-term valuation of the Company as we build a more valuable business.

Earlier this year, we completed an M&A transaction and combined our Strong Outdoor digital advertising business with a San Francisco-based company called Firefly Systems with the result being that we became a significant shareholder of Firefly. Firefly has raised over $50 million of capital from prominent funds including Google Ventures, or GV, and NFX. We felt that Firefly had the team and financial backing to take our digital platform to the next level and we are excited about the global platform of Firefly’s in major cities around the U.S. and world. Strong Outdoor maintains its static advertising platform and has made significant progress improving its margins and reducing its operating losses while continuing to invest in the business with some key hires in Sales and Marketing.

We continue to believe M&A makes a lot of sense for Ballantyne Strong and we have been hard at work evaluating a few potential combinations that could add significant value for our shareholders. Over the course of the last year or two, we have reviewed opportunities to do transactions in each of our businesses and we have worked with investment bankers and strategy consultants to identify the best outcomes. Our goal is to do the best possible transaction for our shareholders so that we can maximize value. To be clear, we have no specific motivations to do a transaction or not do a transaction other than to do the best possible transaction for our shareholders.

We welcome the opportunity to discuss an opportunity to combine with our competition and we are working tirelessly and diligently to find the right combination for our shareholders. In the meantime, we have made progress in each of our businesses over the last few quarters and we will work to improve the value of each of our businesses until we find the right opportunity for shareholders.

A final point I will make before I turn it over to Mark; over the last few years we have made investments in technology, systems and processes that will ideally help us understand and forecast our business better in the future. While we still have some additional investments to make in our systems, we have made substantial progress. We also believe we are finally able to begin benefiting from our zero-based budgeting efforts that began a few years ago. Corporate overhead continues to be too high and we are working to reduce it. Some of the investments we made mask the actual progress we made in reducing costs and we still have additional opportunities for cost reduction that we are working on today and in the next few months. This will be an important initiative in 2020.

It has been a lot of work to get the Company positioned to where it is today. We have a lot more work to do to execute on our future business plans.

I am going to now turn it over to Mark to walk you through our financial performance. If anyone would like to spend time with us, I would encourage you to reach out to us and schedule some time for a call or an in-person meeting in North Carolina.

With that, I’d now like to turn the call over to Mark to walk through our results.

Mark Roberson:

Thanks, Kyle.

Overall, consolidated operating results improved significantly on both a quarter-over-quarter and year-to-date basis. If you refer to Slides 12 and 13, you can see the consolidated results compared to prior year, as well as on a trend basis over the past five quarters.

Total revenue increased 2.4% for the quarter and decreased 2.2% for the first nine months, with Cinema rebounding in Q3 after a lower first half. Gross profit margins on a consolidated basis improved to 34.5% for Q3 from 21.5%; on a year-to-date basis, they improved to 25.7% from 16.5%. Operating income was positive $66,000 for the quarter from a loss of $1.8 million in the prior year. On the year-to-date basis, operating loss improved by over 50% to $4.8 million from $10.4 million in prior year. Adjusted EBITDA improved to $1.8 million for the third quarter from $250,000 last year, and on a year-to-date basis Adjusted EBITDA improved to negative $600,000 from negative $5.2 million in the prior year period.

The improvement in consolidated operating results were primarily driven by three factors. Number one, our Cinema results rebounded in Q3 following the first half headwinds, increasing 39% sequentially from Q2 to Q3. Convergent continues to deliver better comps with the transition to our DSaaS business model and the business is now generating positive income from operations and Adjusted EBITDA follow years of losses. Strong Outdoor is much better positioned following the Firefly transaction with a lower operating cost structure and an increasing of focus on scaling the non-digital ad business while leveraging Firefly’s expertise and resources in digital.

On Slide 14, we present the operating trends in our Cinema business over the past five quarters. Revenues and profitability dipped significantly in Q1 and Q2 following the roof issue in our manufacturing plant, however, in Q3, revenues began to bounce back as MDI orders and production returned closer to normalized levels. Income from Operations and Adjusted EBITDA followed suit with operating income and Adjusted EBITDA both nearly doubling from Q2 to Q3 on the increased volume.

Construction and upgrades to the screen production facility are nearing completion and we expect to be back at full capacity for 2020. We also recently added a 10,000 square feet in a separate facility to accommodate increased Eclipse screen production. The China finishing plant will be operational in the next few months, which will allow us to better serve our existing customers, while positioning for growth in that region.

On Slide 15, moving to Convergent, Convergent’s operating results turned the corner with significant improvement over the past year. As you saw in the graph in Kyle’s section, Convergent has a long history of operating losses, while 2019 has been consistently positive operating income and Adjusted EBITDA. Gross margins have improved each quarter and the revenue mix is now predominantly recurring in nature.

Looking at the revenue trends, you may ask why revenue decreased from Q1 and Q2 to Q3 while gross margins and profitability as a percent of revenue improved. The business is moving more towards a recurring revenue model. Q3 revenue was approximately 67% recurring while Q1 and Q2 contained more revenue from non-recurring projects and installation work at lower margins.

On Page 16, Strong Outdoor’s financial results strengthened significantly in Q3 following the Firefly M&A transaction. We are now focused on selling non-digital ads and generating better utilization on those assets. We also have a lower fixed cost structure which allows for better gross margins at overall profitably at the current scale of the business. Q3 was Strong Outdoors’ first quarter with positive gross margin since we started the business. SG&A increased as we invested in additional Sales and Marketing, and Adjusted EBITDA was approaching breakeven, coming in at negative $75,000 for the third quarter after running over $1 million negative in each of the previous four quarters. As Kyle mentioned, we also now have an investment in Firefly, which we carry on the balance sheet on a cost basis and could potentially provide longer-term upside based on the performance and future liquidity events in their business.

Thank you again for your time and your interest in Ballantyne Strong. My contact information is included in the earnings release distributed today and we welcome your questions and input. We are always available and look forward to speaking with you.

Thank you and have a good day.

Operator:

Thank you. This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.

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